Exhibit 10.34

DESCRIPTION OF DIRECTOR COMPENSATION

Our non-employee director compensation program consists of both a cash component and an equity component. Non-employee directors are also able to elect to receive their annual base retainers in equity, as further described below. We do not compensate members of the Board of Directors or committees on a per-meeting basis.

Annual Retainers

Our non-employee directors received annual base retainers in the amounts set forth below.

Base Retainer	Board of Directors Chair	$85,000
	Other directors	$50,000
Committee Chair Retainer	Audit Committee	$25,000
	Compliance Committee	$15,000
	Compensation and Talent Committee	$20,000
	Nominating and Governance Committee	$13,000
	Science and Technology Committee	$25,000
	Transactions Committee	$20,000
Committee Member Retainer	Audit Committee	$12,500
	Compliance Committee	$7,500
	Compensation and Talent Committee	$10,000
	Nominating and Governance Committee	$6,500
	Science and Technology Committee	$7,500
	Transactions Committee	$10,000

We also reimburse our non-employee directors for out-of-pocket expenses incurred in connection with service on our Board of Directors.

Election to Receive Retainers in Cash or Equity

Each non-employee director may make an annual election to receive his or her annual base retainer (but not committee retainers) either wholly in cash or to receive either 50% or 100% of that retainer in fully vested shares of Common Stock under our 2004 Equity Incentive Plan (“2004 EIP”) of equal value. Non-employee directors electing to receive 50% or 100% of their annual base retainer in fully vested Common Stock will receive such shares on the first business day of each calendar quarter for which the election is in effect.

Initial and Annual Equity Grants to Non-Employee Directors

Non-employee directors receive grants of stock awards under the 2004 EIP. Upon joining the Board of Directors, non-employee directors receive an initial option grant to purchase shares of our common stock with a grant date fair value of $700,000. Continuing directors receive an annual equity grant comprised of restricted stock units (“RSU”) and stock options to purchase our common stock with an aggregate grant date fair value of $440,000. Generally, an initial option grant to a director vests in equal 1/36 monthly installments over three years from the date of the grant, subject to the director’s continuous service. The annual option grants to continuing directors vest monthly over a period commencing on the grant date and ending on the earlier to occur of (x) the one-year anniversary of the date of the grant and (y) the date of our annual meeting of stockholders for the calendar year immediately subsequent to the grant date, and the annual RSU grant to continuing directors are subject to 100% cliff vesting on the earlier to occur of (x) the one-year anniversary of the date of the grant and (y) the date of our annual meeting of stockholders for the calendar year immediately subsequent to the grant date, in each case subject to the director’s continuous service. Our Board of Directors continues to have discretion to grant options to new and continuing non-employee directors. A non-employee director that resigns from the Board of Directors has a minimum of one year following resignation to exercise vested options and up to three years depending on the director’s tenure at the time of his or her resignation.